EXHIBIT 4.3
                                                                     -----------

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS AGREEMENT is made as of May 17, 2005.

B E T W E E N:

            THE DESCARTES SYSTEMS GROUP INC., a
            Corporation incorporated under the laws of Ontario, or one of its affiliates,

                                                             (the "Corporation")
                                                               OF THE FIRST PART

                                     - and -

            J. SCOTT PAGAN, of the City of Cambridge, in the Province of Ontario,

                                                                (the "Employee")
                                                              OF THE SECOND PART

         WHEREAS the Corporation and the Employee (each, a "Party") have agreed that the terms and conditions of the employment relationship shall be as set out herein;

         AND WHEREAS the Employee's senior managerial position requires that he be trusted with extensive confidential information and trade secrets of the Corporation and that he develop thorough and comprehensive knowledge of all details in the Corporation's business, which may include (but is not limited to) information and research, development, inventions, manufacturing, purchasing, accounting, engineering, marketing, distribution and licensing of the Company's products and services; and

         AND WHEREAS the Employee recognizes and acknowledges that the Corporation is involved in a highly competitive industry and recognizes that as a result of his providing certain services to the Corporation, and as a condition of this Agreement and the Employee Non-Disclosure, Non-Solicitation and Developments Undertaking, he will have access to the Corporation's Confidential Information and shall benefit from the Corporation's goodwill and shall obtain a competitive advantage as to the Corporation, it customers and prospective customers and its employees.


         NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the promises and the mutual covenants herein contained, the continued employment of the Employee by the Corporation, the grant of options to the Employee to purchase common shares of the Corporation, and the sum of $1 now paid by each Party hereto to each other Party hereto (the receipt and sufficiency whereof is hereby acknowledged), the Parties hereto agree as follows:

                 ARTICLE 1 - DEFINITIONS AND SCOPE OF EMPLOYMENT
                 -----------------------------------------------

1.1   Definitions. In this Agreement:

      A. "Cause" shall include, without limitation, any one or more of the following:

            a)    conviction of a felony or an indictable offense,

            b) a material breach by the Employee of any material representation, warranty, covenant or agreement contained in this Agreement , the Employee Non-Disclosure, Non-Solicitation and Developments Undertaking, or the Company's Code of Business Conduct and Ethics,

            c)    gross and willful misconduct by the Employee,

            d) the Employee's commission of an act involving embezzlement or fraud,

            e) gross and willful malfeasance or gross and willful non-feasance by the Employee, or

            f)    the employee's refusal to perform his duties

            g)    cause as defined at law.

      B. A "Change in Control" shall be deemed to have occurred if (i) any Person becomes, after the date hereof, the owner or "beneficial owner" (as defined in the Securities Act (Ontario)), directly or indirectly, of securities of the Corporation representing 50% or more of the votes attaching to all outstanding voting securities of the Corporation; (ii) during any two year period commencing after the date hereof, individuals who at the beginning of such period constitute the Board, including for this purpose any additional director whose election was approved by a vote of at least a majority of the directors then in office or who were appointed by the directors then in office, cease for any reason to constitute a majority thereof; (iii) the Corporation consummates a merger, amalgamation, arrangement or consolidation of the Corporation or other similar transaction with or into another corporation (a "Reorganization"), the result of which is that the shareholders of the Corporation immediately before the Reorganization own less than 50% of the shares of the corporation surviving or resulting from the Reorganization or of a corporation owning, directly or indirectly, 100% of the total equity of such surviving or resulting corporation; or (iv) the Corporation completes the sale in one or a series of transactions of all or substantially all of the assets of the Corporation.

      C. "Descartes Group" means the Corporation and its parent and any subsidiary, related company or affiliate of any of the foregoing;

      D.    "Competes" means:

            a) Intends to or does design, develop, licence, market or sell products or services which are in direct or indirect competition with the products or services from time to time being planned, created, designed, developed, licensed, marketed or sold by the Descartes Group including, but not limited to, the provision of supply chain services such as connectivity and document exchange, route planning and dispatch (including wireless dispatch), inventory and asset visibility, transportation management and warehouse optimization;

      E. "Person" means an individual, partnership, corporation or other entity;


      F. "Territory" means (a) the United States;(b) the continent of North America; and/or (c) any continent where the Corporation does business.

1.2 Employment. The Corporation hereby agrees to continue to employ the Employee and the Employee hereby agrees to continue such employment on a full time basis, with the Employee continuing to hold the position of General Counsel & Corporate Secretary in the Corporation's offices in Waterloo, Ontario, or such other position as may be determined by the Board of Directors or Chief Executive Officer in consultation with the Board of Directors of the Corporation.

1.3 Duties and Responsibilities. The duties and responsibilities of, and the powers to be exercised by, the Employee shall be determined by the Board of Directors or Chief Executive Officer in consultation with the Board of Directors of the Corporation.

1.4 Full and Faithful Service. The Employee will devote to the business and affairs of the Corporation all of the time and attention reasonably necessary to carry out his duties, and will ensure that he is not at any time engaged in conduct which would constitute a conflict with the interests of the Corporation. During his employment with the Corporation, the Employee shall not engage in any other employment or gainful occupation, undertake any other business, or become a director, officer or agent of any other company, firm or individual without the express written consent of the Board of Directors of the Corporation.

1.5 Acknowledgment. The Employee acknowledges that the effective performance of his duties requires the highest level of integrity and the Corporation's complete confidence in the Employee's relationship with other employees of the Corporation and with all persons dealt with in the course of his employment. The Employee shall diligently, faithfully and honestly serve the Corporation during the continuance of his employment hereunder and shall use his best efforts to promote the interests of the Corporation. The Employee further acknowledges and agrees that the Employee will comply with policies, practices, rules and instructions of the Corporation, including the Corporation's Code of Ethics, and will comply at all times with all prevailing laws in carrying out his duties.

1.6 Interpretation. All accounting terms used in this Agreement shall be determined in accordance with United States generally accepted accounting principles as reflected in or, if not reflected in, derived from, the consolidated financial statements of the Corporation filed with securities regulators.

1.7 Other Employee Expenses. The nature of the Employee's employment will require that the Employee be regularly and continuously available after hours to meet with the Corporation's employees, customers, business partners and advisors. The Corporation requires that the Employee have a suitable office location for such meetings. The Employee is responsible to pay for all office rent, supplies and salary to an assistant or substitute related to such after-hours availability. The Corporation shall certify, in the prescribed form, the conditions of employment set out in this section for the purpose of the Income Tax Act (Canada).

                         ARTICLE 2 - TERM OF EMPLOYMENT
                         ------------------------------

2.1 Term. Until terminated as provided in Article 4 of this Agreement, the term of employment created herein shall continue indefinitely.

                            ARTICLE 3 - REMUNERATION
                            ------------------------

3.1 Salary. As remuneration for his services hereunder, the Employee shall be paid a base salary, subject to adjustments as hereinafter provided (the "Base Salary"), at the initial rate of $200,000 CDN per annum, which Base Salary shall be paid in arrears and in 24 equal installments, subject to all necessary statutory deductions. Such Base Salary shall be reviewed by the Corporation at the end of each year of the term of the Employee's employment but with no obligation to effect an increase thereof; provided, however, that such Base Salary shall not be reduced below $200,000 CDN per annum for so long as he remains an employee of the Corporation, or any subsidiary, affiliate or related entity; provided further that the Base Salary may be reduced below $200,000 CDN in the event that there has been a general reduction in the base salaries of a majority of the other senior officers of the Corporation (the "Reduced Senior Officers") and that the reduction in the Employee's Base Salary is proportional to the reduction in salaries of Reduced Senior Officers.

3.2 Benefits. Unless otherwise covered by another insured benefit program, the Employee will be entitled during the course of his employment with the Corporation to participate in the employee benefit plans and programs of the Corporation which are made available to executive employees of the Corporation in the jurisdiction of residence of the Employee generally from time to time. To the extent that the Corporation maintains directors' and officers' liability insurance, the Employee shall be entitled, subject to the terms, conditions, exclusions, limitations and provisions of such policy, to be covered by such insurance. All employee benefit plans and programs of the Corporation shall continue during the Resignation Notice Period and Period, as respectively defined in Subsection 4.1(e) and 4.2 hereof, save and except short term and long term disability benefits, which shall cease upon the expiry of the minimum notice period required by statute. The Corporation may alter, add to, modify or delete its employee benefit plans at any time it determines in its sole judgment to be appropriate.

3.3 Vacation. The Employee shall be entitled to accrue up to four weeks' paid vacation leave in each fiscal year that this Agreement is in effect, with such vacation leave in respect of fiscal 2006 to be prorated for the period from the date hereof to January 31, 2006. Such vacation shall be taken at such time or times as the Corporation may determine having regard to the business and undertaking of the Corporation. In the event the Employee's employment is terminated, the Employee shall be entitled to the vacation pay accrued to the date that the Employee provides or is provided with written notice of termination of employment. The Employee may carry forward up to one (1) week of unused vacation entitlement from a fiscal year to the immediately following fiscal year.

3.4 Expenses. During the term of his employment with the Corporation, the Employee shall be reimbursed for all reasonable travel and business expenses incurred by him in the performance of his duties hereunder, subject to such limitations as may be established by the Corporation and revised by it from time to time. As a condition to the reimbursement of such expenses, the Employee shall furnish to the Corporation receipts for expenses incurred except that the Employee shall be entitled to be reimbursed for up to USD$50 per day while travelling (after the date hereof) for actual expenses incurred without furnishing receipts.

3.5 Taxes. All payments in this Agreement shall be subject to all applicable federal, state and local withholding, payroll and other taxes, and the Corporation may withhold from any such amounts due to the Employee in order to satisfy such withholding obligations.

                      ARTICLE 4 - TERMINATION OF EMPLOYMENT
                      -------------------------------------

4.1 Terms and Conditions. The employment contemplated hereunder may be terminated in the following manner and in the following circumstances:

a. by the Corporation at any time for Cause, in which case the Employee's employment shall terminate immediately upon receipt of a written notice from the

Corporation to the Employee setting out the Cause(s) for termination and the Corporation shall pay to the Employee his Base Salary (calculated on a per diem basis) and any accrued but unused vacation up to and including the date of such termination;

b. by the Corporation upon the death of the Employee, in which case his employment shall terminate on the date of death and the Corporation shall pay the Employee or his estate his Base Salary (calculated on a per diem basis) and any accrued but unused vacation up to and including the date of his death;

c. by the Corporation for any reason other than a termination for Cause, in which case the Employee shall, subject to the provisions of Subsections 4.2 and 4.3, be paid the amount(s) set forth in Subsection 4.2 hereof;

d. by the Employee for any reason, within eighteen months of a Change of Control, in which case the Employee shall, subject to the provisions of Subsections 4.2 and 4.3, be provided with payment of the amount(s) set forth in Subsection 4.2 hereof; or

e. by the Employee for any reason, upon providing four (4) weeks written notice to the Corporation (the "Resignation Notice Period"), provided that the Corporation may require the immediate resignation from employment of the Employee any time after receiving the Employee's notice of termination but prior to the expiration of the Resignation Notice Period and the Corporation's sole obligation in those circumstances shall be to pay the Employee the greater of
(a) the Employee's remuneration to the end of the Resignation Notice Period, less an amount equal to any remuneration received by the Employee in respect of services provided by the Employee during the Resignation Notice Period to any other Person that has employed or engaged, directly or indirectly, the Employee; and (b) zero.

4.2 Severance Entitlement. If the employment of the Employee is terminated in accordance with Subsections 4.1(c) or 4.1(d) hereof, the Employee will receive payment of the equivalent of twelve months of the Employee's Base Salary (the "Payment Amount") payable in equal semi-monthly installments for a period of up to twelve months following termination (the "Period") provided that if the Employee obtains other paid employment or consulting work during the Period and is in compliance with section 6.1 and the provisions of the Non-Disclosure, Non-Solicitation and Developments Undertaking, the Corporation shall thereafter only be required to pay the Employee a lump sum payment equivalent to 50% of the remaining unpaid portion of the aggregate Payment Amount, less all applicable statutory deductions.

4.3 Release of Claims. The Corporation's obligation to provide any of the payment amounts hereunder shall be subject to, and conditioned upon, Employee's execution of a full release of claims (other than claims for payments to be made pursuant to this Agreement) reasonably satisfactory to the Corporation and consistent with the release of claims which the Corporation has executed by employees of similar seniority, releasing the Corporation and its employees and agents from any claims arising from or related to Employee's employment or severance from employment with the Corporation, including any claims arising from this Agreement. Moreover, if the Employee breaches his obligations under this Agreement or the Employee Non-Disclosure, Non-Solicitation and Developments Undertaking, the Corporation may immediately cease payment of all severance described in this Agreement. The cessation of these payments shall be in addition to, and not as an alternative to, any other remedies at law or in equity available to the Corporation, including the right to seek specific performance or an injunction.

4.4 Reasonableness. The Parties further acknowledge and agree that if the payment or payments referred to in Subsection 4.1 (c) or 4.1(d) and Section 4.2 hereof are made, such payment or payments constitutes a reasonable estimate of the damages that might be suffered by the Employee for termination of this Agreement, such amount being liquidated damages and not a penalty.

                           ARTICLE 5 - CONFIDENTIALITY
                           ---------------------------

5.1 Employee Non-Disclosure, Non-Solicitation and Developments Undertaking. In connection with his employment with the Descartes Group pursuant to the terms of this Agreement, the Employee shall execute, prior to execution hereof by the Corporation, the Corporation's Employee Non-Disclosure, Non-Solicitation and Developments Undertaking attached hereto as Exhibit A, the terms of which are incorporated herein by reference. As set forth herein, the terms of the Employee Non-Disclosure, Non-Solicitation and Developments Undertaking survive the termination of the Employee's employment and the termination of this Agreement, regardless of the reason for such termination.

                           ARTICLE 6 - NON-COMPETITION
                           ---------------------------

6.1 Non-Competition. During the Employee's employment with the Corporation and for a period of [TEXT REDACTED] after the date of termination of the Employee's employment with the Corporation, the Employee shall not directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, independent contractor or shareholder (a) provide services to any entity which Competes with the Descartes Group in the Territory; or (b) engage in any business or activity with any entity which Competes with the Descartes Group in the Territory.

6.2 Employee understands and agrees that the Corporation will suffer irreparable harm in the event of a breach of this Section and that monetary compensation will be inadequate to compensate the Corporation for such breach. Employee also acknowledges that the obligations set forth in Articles 6 above are not unduly burdensome and will not cause Employee any irreparable harm. Employee therefore agrees that, in the event of a breach or threatened breach of this Article, the Corporation is entitled, in addition to any of the other rights, remedies or damages available, to a temporary restraining order, a preliminary injunction and a permanent injunction in order to prevent or to restrain any breach of this Section.

                               ARTICLE 7 - GENERAL
                               -------------------

7.1 Entire Agreement. This Agreement and the Employee Non-Disclosure, Non-Solicitation and Developments Undertaking dated the date hereof shall constitute the entire agreement between the Parties with respect to all of the matters herein and the Parties hereto acknowledge and agree that execution hereof and thereof has not been induced by, nor does either of the Parties rely upon or regard as material, any representations or writings whatsoever not incorporated herein and made a part hereof. This Agreement shall not be amended, altered or qualified except by an agreement in writing signed by both of the Parties hereto. This Agreement supersedes any prior agreements between the Employee and the Corporation (other than the prior grants of options to purchase common shares of the Corporation, which grants have been completed and shall in remain in full force and effect in accordance with its terms) and hereby cancels and supersedes all previous understandings, negotiations, and representations with respect hereto, whether oral or written.

7.2 Notices. Any notice or communication given or required to be given shall be in writing and may be delivered, mailed by registered mail, or sent by telecopier or similar telecommunication device and shall be deemed:

a. in the case of delivery, to have been duly given when the same is delivered to the Corporation or the Employee at the addresses hereinafter set forth (or personally in the case of the Employee);

b. if addressed to such Party at its address as set forth hereafter or to such other address as such Party may have by notice in writing furnished to the Party seeking or desiring to give notice as a place for the giving of notice:

      1. in the case of dispatch by registered mail, except during a postal disruption, actual or threatened, to have been duly given at 5:00 o'clock in the afternoon (local time of the sender) on the fourth business day after the day the same was deposited in a governmental public post box or governmental post office,

      2. in the case of dispatch by telecopier or similar telecommunication device to have been duly given the next business day after dispatch is made by means of a telecopier or other telecommunication device, and if addressed as follows:

            if to the Corporation, at:
                 The Descartes Systems Group Inc.
                 120 Randall Drive
                 Waterloo, Ontario, Canada  N2V 1C6
                 Attention: Chairman of the Board
                 Facsimile: (519) 746-9459
            if to the Employee, at:
                 [TEXT REDACTED]


7.3 Further Assurances. The Parties hereto and each of them hereby consents and agrees to do such things, attend such meetings and to execute such further documents and assurances as may be deemed necessary or advisable from time to time in order to carry out the terms and conditions of this Agreement in accordance with its true intent.

7.4 Reimbursement. The Employee hereby authorizes the Corporation at any time during or after the term of the Employee's employment to withhold from any amounts otherwise owed to the Employee (including, but not limited to, salary, bonus, commissions and expense reimbursements, if and as applicable) to the fullest extent permitted by applicable law: any and all amounts due to the Corporation from the Employee, including, but not limited to, cash advances, travel advances, overpayments made by the Corporation to the Employee, amounts received by the Employee due to the Corporation's error, unpaid personal credit card or phone charges or any other debt the Employee owes to the Corporation for any reason.

7.5 Waivers. No waiver of any breach or default of any of the provisions hereof shall be effective unless in writing and signed by the Party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach of default, either of a similar or different nature, unless expressly so stated in writing.

7.6 Severability. Each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

7.7 Headings. The insertion of headings and the division of this Agreement into Sections and Subsections is for convenience and reference only and shall not affect the interpretation hereof.

7.8 Assignment. This Agreement may not be assigned by the Employee without the prior written consent of the Corporation, which consent may be withheld for any reason. The rights and obligations of the Corporation under this Agreement may be assigned by the Corporation.

7.9 Enurement. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, legal personal representatives, successors and assigns of the Corporation and permitted assigns of the Employee.

7.10 Governing Law. This Agreement, the employment relationship contemplated herein and any claim arising from such relationship, whether or not arising under this Agreement shall be construed, governed and enforced in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein (the "Jurisdiction"). Any claims or legal actions by one party against the other arising out of the relationship between the Parties contemplated herein (whether or not arising under this Agreement) shall be commenced or maintained in any court located in the Jurisdiction.


IN WITNESS WHEREOF this Agreement is executed by the Parties hereto with effect as of the date first above written.

                                       THE DESCARTES SYSTEMS GROUP INC.


                                       By: /s/ Arthur Mesher
                                           __________________________________
                                           Name:
                                           Title:


         Brandon Nussey         )
         ____________________   )       /s/ J. Scott Pagan
         Witness                )       _____________________________(l/s)
                                )       J. Scott Pagan

                                    Exhibit A
                                    ---------

                EMPLOYEE NON-DISCLOSURE, DEVELOPMENTS UNDERTAKING

TO: The Descartes Systems Group Inc. and its subsidiaries, affiliates and related entities (collectively, "Descartes")

In consideration of my continued employment, the grant to me of stock options by Descartes, the promises and the mutual covenants contained in my Employment Agreement dated May 17, 2005 and the sum of $1.00 now paid by Descartes to me, I hereby agree and undertake as follows:

                      ARTICLE 1 - CONFIDENTIAL INFORMATION

1.1 I agree to keep confidential at all times, whether during, or after the termination of, my employment, and, except for disclosure permitted by section 1.2, not to disclose, directly or indirectly, or assist others in so disclosing, to any person, firm, corporation or other entity any Confidential Information. The term "Confidential Information" means any information concerning the organization, business or finances of Descartes or of any third party which Descartes is under an obligation to keep confidential that is maintained by Descartes as confidential. Such Confidential Information includes, but is not limited to, trade secrets or confidential information respecting inventions, products, data, algorithms, designs, methods, know-how, techniques, systems, processes, software programs, works of authorship, customer lists, projects, plans and proposals and any notes, memoranda, reports, lists, records, drawings, sketches, specifications, software programs, data, documentation or other materials of any nature and in any form, whether written, printed, or in digital format or otherwise, relating to any matter within the scope of the business of Descartes or concerning any of its dealings or affairs.

1.2 I agree to use the Confidential Information in the course of employment solely for the benefit of Descartes and disclose the Confidential Information only to such other Descartes employees who have a need to know the Confidential Information. I shall not use any Confidential Information in any manner which may injure or cause loss or may be calculated to injure or cause loss, whether directly or indirectly, to Descartes. I hereby represent and warrant that I am not subject to any other non-disclosure or confidentiality agreement. I acknowledge and agree that, with respect to all Confidential Information, I am in a position of trust and subject to a fiduciary duty to use the Confidential Information only in the interests of Descartes.

1.3 The foregoing obligations do not apply to the extent that the Confidential Information is or becomes generally available to the public through no fault on my part. I am not prohibited from disclosing Confidential Information if directly ordered to do so by a court or governmental agency; however, I agree that before doing so, I will give prompt notice to Descartes of any possible order or any legal or governmental proceeding that may result in such an order and will not disclose any Confidential Information until Descartes has been given a reasonable opportunity to prevent or limit such disclosure.

1.4 I agree that, if requested to do so by Descartes and, in any event, immediately upon the termination of my employment, I shall deliver all Confidential Information in my possession, care or control to Descartes.

1.5 While employed by Descartes, I represent that I will not use any Confidential Information (as is defined herein) of any prior employer. By executing this Agreement, I indicate my understanding that any Confidential Information of any prior employer is not necessary to my employment by Descartes.

CONFIDENTIAL, PROPRIETARY AND COPYRIGHT 2004 OF THE DESCARTES SYSTEMS GROUP INC.

         Moreover, I acknowledge that Descartes is directing me not to rely on such Confidential Information in the course of my employment, not to disclose such Confidential Information to Descartes, and not to otherwise use such Confidential Information of any prior employer.

                        ARTICLE 2 - EMPLOYEE DEVELOPMENTS

2.1 All Works conceived, created, invented, produced, designed or reduced to practice by me, alone or with others, at any time or times during the term of my employment with Descartes shall be owned by Descartes. I shall communicate to Descartes, without cost or delay, and without disclosing to others the same, all available information relating thereto (with all necessary documentation, code, specifications, plans and models).

2.2 I represent that the Works identified in the Appendix attached hereto, if any, comprise all the Works that I have made or conceived prior to my employment by Descartes, which Works are excluded from this Agreement. I understand that it is only necessary to list the title of such Works and the purpose thereof but not details of the Work itself. IF THERE ARE ANY SUCH WORKS TO BE EXCLUDED, THE UNDERSIGNED SHOULD INITIAL HERE; OTHERWISE IT WILL BE DEEMED THAT THERE ARE NO SUCH EXCLUSIONS. _____

2.3 Notwithstanding anything to the contrary contained in this Agreement, any provision of this Agreement which provides for me to assign or offer to assign any of my rights in a Work shall not apply to any invention developed entirely on my own time without using Descartes' equipment, supplies, facilities or trade secrets except for those inventions that (i) relate, at the time of conception or reduction to practice of the invention to Descartes' business or actual or demonstrably anticipated research or development or (ii) result from any work performed by me for Descartes.

2.4 The term "Works" includes, but is not limited to, inventions, modifications, discoveries, designs, developments, documentation, improvements, artistic works, designs, products, processes, techniques, know-how, details of ideas, concepts, business opportunities, compilations of data, confidential reports, algorithms, formulas, computer codes in either source code and object code, computer or software programs, works of authorship, trade secrets, enhancements and/or modifications to any computer or software codes or computer or software programs or any intellectual property rights whatsoever or any interest therein (whether or not patentable or registerable under copyright, trade-mark or similar legislation or subject to analogous protection).

2.5 I agree to not knowingly incorporate into the Works of Descartes any virus or other harmful code or any Works of any other person, firm, corporation or other entity.

2.6 I agree that I will not bring onto the premises of Descartes any unpublished document or any property belonging to my former employers or companies.

                    ARTICLE 3 - ASSIGNMENT OF RIGHTS TO WORKS

3.1 In addition to the right of Descartes as owner of the Works, in the event that any interest in the Works vests in me, I hereby assign to Descartes all of the right, title and interest I have or may acquire in any Works without further compensation including, without limitation, rights to any copyright (including, without limitation, all reversionary interests and rights or renewal in and to

CONFIDENTIAL, PROPRIETARY AND COPYRIGHT 2004 OF THE DESCARTES SYSTEMS GROUP INC.

         the copyright to the Works, the right to create derivative works which modify or alter the Works), patent and design rights (including, without limitation, the right to file patent applications and to claim a right of priority under applicable international conventions) trade-marks and other intellectual property rights.

3.2 I hereby waive and agree to waive my moral rights to the Works which are acknowledged to include the right to the integrity of the Works and the right, where reasonable in the circumstances, to be associated with the Works as an author by name or under a pseudonym and the right to remain anonymous when any translation of the Works is produced, performed or published.

                          ARTICLE 4 - NON-SOLICITATION

4.1 During my employment by Descartes, and for a period of [TEXT REDACTED] thereafter (the "Applicable Period"), I shall not myself nor on behalf of or in connection with any other person, firm, corporation or other entity, directly or indirectly, in any capacity whatsoever including, without limitation, as an employer, employee, director, principal, agent, joint venturer, partner, shareholder or other equity holder, independent contractor, licensor, licensee, franchiser, franchisee, distributor, consultant, supplier, cooperative, partnership, trust, entity with juridical personality, unincorporated association or otherwise:

         a) canvass or solicit or accept any business from any customer or Prospective Customer of Descartes (the term "Prospective Customer" means any person or entity canvassed or solicited by Descartes at any time up to the date upon which I cease to be employed by Descartes) for the purpose of providing to such customer or Prospective Customer products or services competitive or similar to those from time to time being designed, developed, licensed, marketed or sold by Descartes;

         b) employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of Descartes any individual who is employed by Descartes or who resigns from employment by Descartes in order to accept an offer of employment from me;

         c) procure or assist any person or entity to employ, offer employment to or solicit the employment or engagement of or otherwise entice away from the employment of Descartes any individual who is employed by Descartes or who resigns from employment by Descartes in order to accept an offer of employment from any such person or entity; or

         d) interfere or attempt to interfere with Descartes' business or persuade or attempt to persuade any customer, Prospective Customer, employee or supplier of Descartes to discontinue or alter such person's relationship with Descartes.

         4.2 Nothing in this Agreement shall prohibit me from holding for investment purposes only up to 1% of the issued publicly-traded shares of a corporation engaged in a business the same as or similar to the business presently carried on by Descartes.

CONFIDENTIAL, PROPRIETARY AND COPYRIGHT 2004 OF THE DESCARTES SYSTEMS GROUP INC.

                             ARTICLE 5 - INJUNCTION

5.1 I understand and agree that Descartes will suffer irreparable harm if I breach any of my obligations under this Agreement and that monetary compensation will be inadequate to compensate Descartes for such breach. I also acknowledge that my obligations set forth in Article 4 above are not unduly burdensome and will not cause me any irreparable harm. I therefore agree that, in the event of a breach or threatened breach of this Agreement or any of its provisions by me, Descartes is entitled, in addition to any of the other rights, remedies or damages available to Descartes, to a temporary restraining order, a preliminary injunction and a permanent injunction in order to prevent or to restrain any breach by me or any of my partners, co-venturers, employers, employees, agents, representatives or any other persons directly or indirectly acting for me.

                          ARTICLE 6 - FURTHER DOCUMENTS

6.1 I will, both during and after my employment period, at the request of and cost to Descartes, sign execute, make and do all deeds, documents, acts and things as Descartes and its authorized agents may reasonably require:

a) to apply for, obtain, register and vest in Descartes' name alone, letters patent, copyrights, trademarks or other analogous protection in any country throughout the world with respect to the Works and, when so obtained or vested, to renew and restore the same; and

b) to defend any judicial opposition or proceedings in respect of such applications (including but not limited to petitions or applications for revocation of letters patent, copyright, trademark or other analogous protection).

6.2 In the event that I am unable or unwilling to execute any document as reasonably required to protect the Works and to file copyright, patent, trademark and/or design applications, I hereby irrevocably appoint the Chief Executive Officer of Descartes as my attorney to execute such documents on my behalf.

                               ARTICLE 7 - GENERAL

7.1 My obligations under this Agreement shall survive the termination of my employment regardless of the manner of such termination and shall be binding upon my heirs, executors, administrators and legal representatives.

7.2 I understand that this Agreement does not create an obligation of Descartes or any other person or entity to continue my employment. Descartes shall have the right to assign this Agreement to its successors and assigns, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by said successors or assigns.

7.3 I hereby represent and warrant that I am not a party to or bound by the terms of any agreement with any previous employer or any other party that would prevent me from performing services for Descartes.

7.4 I consent to the use of my name, picture, signature, voice, image and/or likeness by Descartes during my employment by Descartes; provided that following my employment, Descartes shall continue to be entitled to use material that was published before the date of my termination and that uses my name, picture, signature, voice, image and/or likeness, but only for a commercially

CONFIDENTIAL, PROPRIETARY AND COPYRIGHT 2004 OF THE DESCARTES SYSTEMS GROUP INC.

         reasonable period of time to allow Descartes to replace such materials. Further, I waive all claims I may now have or may ever have against Descartes and its officers, directors, employees and agents arising out of Descartes' use, adaptation, reproduction, modification, distribution, exhibition or other commercial exploitation of my name, picture, signature, voice, image and/or likeness, including, but not limited to right of privacy, right of publicity and celebrity, use of voice, name or likeness, defamation, and copyright infringement.

7.5 I agree that at all times during and after my employment with Descartes, regardless of the reason for my termination, I shall not disparage Descartes, its products, services, agents or employees.

7.6 I hereby agree that each provision herein shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear.

7.7 My obligations under this Agreement are in addition to and not in substitution for: (i) any fiduciary duty I may owe to Descartes; and
         (ii) all protections afforded to the Confidential Information at law and in equity.

7.8 This Agreement constitutes the entire agreement between Descartes and me pertaining to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether oral or written, relating to the subject matter hereof, including any provisions relating to the subject matter hereof contained in any employment agreement between Descartes and me. This Agreement shall apply notwithstanding any change in my employment or employer within Descartes.

7.9 Descartes may waive any breach by me of any provision of this Agreement expressly in writing in its sole discretion. Any waiver by Descartes of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

7.10 I have carefully read and considered the provisions of this Agreement and, having done so, I agree that the restrictions set forth in this Agreement are fair and reasonable and are reasonably required for the protection of the interests of Descartes and its business, officers, directors and employees. I further agree that the restrictions set forth in this Agreement shall not impair my ability to secure employment within the field or fields of my choice including, without limitation, those areas in which I am now, am to be or have been employed by Descartes.

7.11 I agree and acknowledge that during the Applicable Period, I shall inform each prospective new employer I may have, prior to accepting employment, of the existence of this Agreement (and the Non-Competition provision of my Employment Agreement). I also agree and acknowledge that Descartes has the right to independently contact any potential or actual future employer of mine to notify the future employer of my obligations under these Agreements and provide such future employer with a copy of these Agreements. Descartes shall also be entitled to notify such actual or potential future employer of Descartes' understanding of the requirements of these Agreements and what steps, if any, it intends to take to insure compliance with or enforcement of these Agreements.

CONFIDENTIAL, PROPRIETARY AND COPYRIGHT 2004 OF THE DESCARTES SYSTEMS GROUP INC.

7.11 This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario without regard to its conflict of laws rules


DATE: May 17, 2005.

                                         /s/ J. Scott Pagan                  l/s
-----------------------------            ------------------------------------
Signature of Witness                              Signature of Employee

                                         J. Scott Pagan
-----------------------------            ------------------------------------
Name of Witness (PLEASE PRINT)                    Name of Employee

CONFIDENTIAL, PROPRIETARY AND COPYRIGHT 2004 OF THE DESCARTES SYSTEMS GROUP INC.

                    APPENDIX - TITLE/PURPOSE OF DEVELOPMENTS

         The following is a complete list of all Developments and the purpose of those Developments:



_________   NO DEVELOPMENTS

_________   SEE BELOW


DEVELOPMENTS AND PURPOSE:
-------------------------

______________________________________________________________________________


______________________________________________________________________________


______________________________________________________________________________


______________________________________________________________________________


______________________________________________________________________________


______________________________________________________________________________






CONFIDENTIAL, PROPRIETARY AND COPYRIGHT 2004 OF THE DESCARTES SYSTEMS GROUP INC.